Exhibit 10.41

SEPARATION AGREEMENT

Horizon Lines, Inc. (the “Company”) and Brian W. Taylor (“Executive”) enter into this Separation Agreement (this “Agreement”) on the 8th day of November, 2012.

1. Separation from Employment. Executive’s last day of work with the Company and his employment termination date will be November 30, 2012 (the “Separation Date”). Through the Separation Date, Executive shall continue to receive Executive’s annual base salary at its current rate and the same employee benefits as are provided to Executive as of the date of this Agreement. Effective as of the Separation Date, Executive hereby resigns as an employee of the Company and from all offices and directorships he has with the Company, its subsidiaries and/or affiliates, and from any fiduciary or other committee with respect to any benefit plan of the Company or any of the Company’s subsidiaries and/or affiliates. Executive agrees to promptly execute such additional documents as are reasonably requested by the Company to evidence the foregoing. After the Separation Date, Executive shall not represent himself as being an officer, director or employee of the Company or any of its subsidiaries or affiliates or as a fiduciary of any such benefit plan for any purpose.

2. Accrued Amounts. The Company will pay to Executive all Accrued Amounts (as defined below), subject to payroll deductions and required tax withholdings. Executive is entitled to these payments regardless of whether or not he executes this Agreement. The term “Accrued Amounts” means any accrued but unpaid base salary through the Separation Date paid in accordance with normal payroll practices, unreimbursed business expenses incurred prior to the Separation Date paid in accordance with Company policies, and accrued but unused vacation time through the Separation Date due in accordance with Company plans and policies. With respect to reimbursement for business expenses incurred consistent with applicable Company policies prior to the Separation Date, Executive agrees that, within ten (10) business days following the Separation Date, Executive will submit to the Company a final expense reimbursement statement and required documentation reflecting all business expenses Executive incurred through the Separation Date, if any, for which Executive seeks reimbursement.

3. Severance Payments and Benefits. If, by the thirtieth (30th) day following the Separation Date, Executive (i) signs and does not revoke the release attached to this Agreement (the “Release”) and (ii) signs the Noncompete, Nonsolicitation and Nondisclosure Agreement attached to this Agreement, the Company shall provide Executive with the following severance payments and benefits (subject to Section 4 of this Agreement):

(a) Severance Pay. The Company shall continue to pay to Executive his base salary, at the rate in effect as of the Separation Date, for the period beginning on the Separation Date and ending on the second anniversary of the Separation Date, in the aggregate amount of $740,000 (the “Severance Pay”). The Severance Pay shall be paid according to the Company’s normal payroll practices and payments shall commence on the thirty-first (31st) day following the Separation Date (the “Commencement Date”). Notwithstanding the foregoing, the first payment of Severance Pay shall include any Severance Pay that would have been paid to Executive according to the Company’s normal payroll practices prior to the Commencement Date.

(b) Annual Bonus Plan. Executive shall continue to be eligible to receive an annual bonus under the Company’s Management Incentive Plan for the 2012 fiscal year, subject to the terms and conditions of such plan (but without regard to any terms and conditions requiring Executive’s employment on the last day of the Company’s 2012 fiscal year), which bonus shall be payable to Executive if, and to the same extent that, bonuses are payable to the other executive officers covered by the Management Incentive Plan for the 2012 fiscal year.

(c) COBRA Premium Supplement. The Company shall pay to Executive an amount equal to twenty four (24) times the monthly premium for COBRA continuation coverage under the Company’s health benefit plan (i.e., medical, dental and vision coverage), determined using the 2013 COBRA premium rate in effect for the level of coverage that the Executive had in place immediately prior to the Separation Date (the “COBRA Payment”). The Company shall pay the COBRA Payment in cash in a single lump sum on the date that is thirty-one (31) days following the Separation Date. Executive shall not be required to purchase COBRA continuation coverage in order to receive the COBRA Payment nor shall Executive be required to apply the COBRA Payment to payment of applicable premiums for COBRA continuation coverage. The coverage period for purposes of COBRA continuation requirements of Section 4980B of the Code (as defined below) shall commence on the day immediately following the Separation Date.

(d) Outplacement Services. The Company shall pay Executive $25,000 to obtain outplacement services. The Company shall pay this amount in cash in a single lump sum on the date that is thirty-one (31) days following the Separation Date.

(e) Legal Expenses. The Executive shall be reimbursed for reasonable legal expenses and costs related to the negotiation of this Agreement in an amount of up to $15,000. The Company will reimburse the Executive within thirty (30) days of receipt of appropriate documentation supporting the expenses. The documentation must be submitted no later than sixty (60) days after the Separation Date in order for Executive to be entitled to reimbursement.

4. Certain Consequences of Breach by Executive.

(a) Without limiting the other remedies available to the Company under applicable law: (i) if the Company determines that the Executive has materially breached the provisions of this Agreement or the Noncompete, Nonsolicitation and Nondisclosure Agreement and Executive has failed to remedy such breach within thirty (30) days after receiving written notification, if the breach is capable of being remedied, the Company may immediately suspend all payments due to the Executive under this Agreement until such as time as the Executive is found in a judgment no longer subject to review or appeal to have breached the obligations of this Agreement or the Noncompete, Nonsolicitation and Nondisclosure Agreement; and (ii) if the Executive is found in a judgment no longer subject to review or appeal to have breached the obligations set forth in this Agreement or the Noncompete, Nonsolicitation and Nondisclosure Agreement, then Executive shall forfeit the right to any additional amount under this Agreement and promptly reimburse the Company any amounts actually paid to the Executive beyond the first $5,000 (gross) of such amounts (the “Release Consideration”).

(b) In the event of any such breach, the Company shall be entitled to recover from Executive all costs and reasonable attorneys’ fees relating to any efforts to collect a refund under this Section 4. Executive agrees that the Release pursuant to this Agreement shall remain in full force and effect notwithstanding any repayment/forfeiture under this Section 4, and that the Release Consideration is good and sufficient consideration for the Release.

5. Receipt of Other Compensation or Benefits. Executive acknowledges and agrees that, except as specifically set forth in this Agreement, following the Separation Date, he is not and will not be due any compensation, including, but not limited to, compensation for unpaid salary (except for amounts unpaid and owing for Executive’s employment with the Company and its affiliates prior to the Separation Date), unpaid bonus, severance and accrued or unused vacation time or vacation pay from the Company or any of its affiliates, and he will not be eligible to participate, except as a retired or former employee, in any of the compensation or benefit plans of the Company or any of its affiliates. Executive will be entitled to receive benefits, that are vested and accrued prior to the Separation Date or which become vested or accrued pursuant to the employee benefit plans of the Company, and will be entitled to elect COBRA continuation coverage under the Company’s group health plans (in accordance with Section 4980B(f) of the Code).

6. No Duplication of Benefits. The compensation to be paid to Executive hereunder is in lieu of any similar severance or termination compensation to which the Executive may be entitled under any other Company or affiliate severance or termination agreement, plan, program, policy, practice or arrangement including, without limitation, the Company’s Executive Severance Plan (collectively, the “Severance Plans”). Executive affirmatively waives any rights he may have to payments or benefits under the Severance Plans. This Agreement constitutes the entire agreement between the parties, and terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement, including, without limitation, the Change of Control Severance Agreement between Executive and the Company dated July 31, 2012.

7. Nondisparagement. During the two-year period following the Separation Date, (a) Executive shall not knowingly disparage the Company, its affiliates or their officers, directors, employees or agents in any manner likely to be harmful to it or them or its or their business, business reputation or personal reputation; and (b) the Company shall direct its Section 16 officers to not knowingly disparage Executive in any manner (including any statement to any prospective employer) likely to be harmful to him or to his business, business reputation or personal reputation. The foregoing shall not be violated by statements that are truthful, complete and made in good faith in required responses to legal process or governmental inquiry.

8. Cooperation with the Company. If requested by the Company, Executive will promptly, truthfully, and fully respond to all reasonable inquiries from the Company and its representatives (including its auditors, and/or attorneys), without requiring service of a subpoena, relating to any litigation or any inquiry by government agencies regarding Executive’s employment or events occurring during Executive’s employment with the Company. Executive agrees to cooperate in good faith with the Company in connection with any such matters, including, without limitation, attending conferences and meetings as reasonably requested by the Company, and submitting to such interviews, depositions, or court testimony that may be requested by the Company or by a government agency. Executive further agrees that Executive will reasonably cooperate with the Company in responding to any inquiries relating to Executive’s services to the Company. Any requests for cooperation pursuant to this Section 8 shall take into account, accommodate and be subject to Executive’s duties, responsibilities and obligations to any successor employer of Executive. Such cooperation will be provided by Executive without remuneration, but the Company agrees that it will reimburse the Executive for any reasonable expenses, upon presentation of reasonably detailed receipts, incurred by Executive in connection with any such matters. The obligations under this Section 8 shall apply during the period in which the Executive is receiving severance pay under this Agreement.

9. Return of Company Property/Passwords. Executive will return to the Company within five days following the Separation Date all property of the Company in his possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all Company passwords, credit cards, keys, beepers, laptop computer and all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Company or its personnel or affairs, in whatever media maintained; provided, however, that notwithstanding the foregoing, the Company agrees that Executive may retain his Company-provided PDA and cell phone, including his current cell phone number.

10. Executive’s Understanding. Executive acknowledges by signing this Agreement that Executive has read and understands this document, that Executive has conferred with Executive’s attorney regarding the terms and meaning of this Agreement, that Executive has had sufficient time to consider the terms provided for in this Agreement, that no representatives or inducements have been made to Executive except as set forth in this Agreement, and that Executive has signed the same knowingly and voluntarily.

11. Indemnification. Executive shall be entitled to indemnification and advancement of expenses in connection with any claims asserted against Executive relating to his employment with the Company, to the maximum extent provided under the terms of the Indemnification Agreement, dated February 21, 2012, between the Company and Executive, the Company’s charter and by laws or any other applicable documentation, in accordance with the terms and conditions set forth therein.

12. Company Release. The Company hereby generally and completely releases Executive and his assigns, agents and heirs from any liability with respect to all claims, rights, demands, actions, obligations, debts, sums of money, damages, and causes of action arising from or in any way related to events, acts, conduct or omissions occurring prior to the date of this Agreement. This release is conditioned on the Executive’s Release set forth in Attachment A being in full force and effect.

13. Non-Reliance. Executive represents to the Company and the Company represents to Executive that in executing this Agreement they do not rely and have not relied upon any representation or statement not set forth herein made by the other or by any of the other’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

14. Severability of Provisions. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

15. Notice. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Executive at:

Last address in records of the Company

To the Company at:

Horizon Lines, Inc.

4064 Colony Road, Suite 200

Charlotte, NC 28211

Attention: General Counsel

Telecopy: 704-973-7010

16. Assignment. The Company may assign this Agreement to any other entity acquiring all or substantially all of the assets of the Company or to any other entity into which or with which the Company may be merged or consolidated. Upon such assignment, merger, or consolidation, the rights of the Company under this Agreement, as well as the obligations and liabilities of the Company hereunder, shall inure to the benefit of and be binding upon the assignee, successor-in-interest, or transferee of the Company. This Agreement is not assignable in any respect by Executive. If Executive dies before he has received all of the Severance Pay or any other amount payable hereunder, the remaining amount of Severance Pay and any other unpaid amount shall be paid in a single lump sum payment within ten (10) days following Executive’s death to Executive’s survivors.

17. Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

18. Governing Law and Venue. This Agreement, which includes Attachments A and, B, which are incorporated herein by reference, shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of North Carolina, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply. Any dispute between the parties regarding this Agreement shall be brought exclusively in any of the state or federal courts serving Mecklenburg County in the State of North Carolina. The parties irrevocably consent to the jurisdiction of the courts in Mecklenburg County, North Carolina (whether federal or state) for all such disputes and consent to service of process in such a dispute via FedEx, without limiting any service methods available under applicable law.

19. Tax Withholding. All payments made under this Agreement shall be subject to the Company’s withholding of all required federal, state and local income and employment/payroll taxes (including FICA taxes), and all such payments shall be net of such tax withholding.

20. Entire Agreement; Modification. This Agreement, which includes Attachments A and B, which are incorporated herein by reference, constitutes the entire agreement of the parties and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing. This Agreement may be modified only in writing and signed by both parties.

21. Section 409A of the Code. It is intended that this Agreement shall comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations relating thereto, so as not to subject Executive to the payment of additional taxes and interest under Section 409A of the Code. This Agreement shall be interpreted, operated, and administered in a manner consistent with and in furtherance of this intent. Notwithstanding the foregoing, to the extent any payment or benefit under this Agreement is subject to the additional taxes and interest under Section 409A of the Code, Executive shall be solely liable for the payment of such taxes and interest.

(a) Any payment required under this Agreement that is payable in installment payments shall be deemed to be a separate payment for purposes of Section 409A of the Code and the Treasury Regulations thereunder.

(b) Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of the Executive’s termination of employment with the Company or its affiliates or the Executive unless the Executive’s termination of employment constitutes a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code). In addition, no such payment or distribution will be made to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (ii) the date of the Executive’s death, if the Executive is deemed at the time of such separation from service to be a “specified employee” within the meaning of that term under Section 409A(a)(2) of the Code and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. All payments and benefits which had been delayed pursuant to the immediately preceding sentence shall be paid (without interest) to the Executive in a lump sum upon expiration of such six-month period (or if earlier upon the Executive’s death).

22. Communications. The Company agrees to provide Executive with notice of and the opportunity to provide input on any announcements made by the Company regarding Executive’s separation from service with the Company; provided, however that the Company shall have no obligation to provide such notice and opportunity to provide input to Executive for review any communications required by law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HORIZON LINES, INC.

By:	/s/ SAMUEL A. WOODWARD
Samuel A. Woodward President and Chief Executive Officer

EXECUTIVE

/s/ BRIAN W. TAYLOR
Brian W. Taylor

Attachment A

RELEASE BY EXECUTIVE

In exchange for the severance payments and benefits payable pursuant to the Separation Agreement between me and Horizon Lines, Inc., dated November 8, 2012 (the “Separation Agreement”), I, Brian W. Taylor, hereby generally and completely release Horizon Lines, Inc. (“Horizon Lines”), its parent company and its subsidiary entities (collectively the “Company”), and each of their respective directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively “Released Parties”), from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including wages, salary, bonuses, commissions, vacation pay, expense reimbursements (to the extent permitted by applicable law), severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including without limitation claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including without limitation claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions, the Employee Retirement Income Security Act of 1974 (as amended), the Family and Medical Leave Act of 1993, and any similar laws in other jurisdictions; provided, however, that this Release does not waive, release or otherwise discharge any claim or cause of action arising after the date I sign this Agreement. I am not waiving and shall continue to be entitled to (i) all rights to indemnification in accordance with the Indemnification Agreement, dated February 21, 2012, the Company’s by-laws, charter, or otherwise and (ii) coverage pursuant to the Company’s director and officer insurance policy with respect to actions or omissions during my service as an officer of the Company. This release also does not affect my right to the payments and benefits provided for in the Separation Agreement, or to any benefits that are vested and accrued as of the Separation Date or which become vested or accrued pursuant to the employee benefit plans of the Company.

This Release includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims. Excluded from this Agreement are any claims which by law cannot be waived in a private agreement between employer and employee, including but not limited to the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency. I waive, however, any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on my behalf.

I acknowledge and represent that I have not suffered any age or other discrimination, harassment, retaliation, or wrongful treatment by any Released Party. I also acknowledge and represent that I have not been denied any rights including, but not limited to, rights to a leave or reinstatement from a leave under the Family and Medical Leave Act of 1993, the Uniformed Services Employment and Reemployment Rights Act of 1994, or any similar law of any jurisdiction.

I agree that I am voluntarily executing this Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended by the Older Workers Benefit Protection Act of 1990, and that the consideration given for this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release specified in this Release does not apply to any rights or claims that may arise after the date I sign this Release; (b) I have been advised to consult with an attorney prior to signing this Release; (c) I have at least twenty-one (21) from the date that I receive this Release (although I may choose to sign it any time after my Separation Date (as defined in my Separation Agreement) to consider the release; (d) I have seven (7) calendar days after I sign this Release to revoke it (“Revocation Period”) by sending my revocation to the Vice President of Human Resources in writing at 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211; fax 704-973-7034.; and (e) this Release will not be effective until I have signed it and returned it to the Company’s Vice President of Human Resources and the Revocation Period has expired.

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

/s/ BRIAN W. TAYLOR	November 30, 2012
Brian W. Taylor	Date

Attachment B

NONCOMPETE, NONSOLICITATION AND NONDISCLOSURE AGREEMENT

1. In exchange for the payments and benefits provided to Brian J. Taylor (“Executive”) pursuant to the Separation Agreement between Executive and Horizon Lines, Inc., dated November 8, 2012 (the “Separation Agreement”), Executive agrees as follows:

(a) For a two (2) year period following the Separation Date (as defined in the Separation Agreement), Executive shall be prohibited from engaging in Competition with the Company, and its subsidiaries and affiliates (collectively, the “Company”). The term “Competition” for purposes of this Noncompete, Nonsolicitation and Nondisclosure Agreement shall mean directly or indirectly, engaging in, holding any equity interest in, or managing or operating any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in a Jones Act business that competes with any business of the Company anywhere in the world; with the exception of ownership of up to 1% of any class of securities of any publicly traded company.

(b) During the two (2) year period following the Separation Date, Executive shall not: (i) solicit, encourage, or cause any Restricted Customer (as defined below) to purchase any services or products from any business other than the Company that are competitive with or a replacement for the services or products offered by the Company; (ii) sell or provide any services or products to any Restricted Customer that are competitive with or a replacement for the Company’s services or products; (iii) solicit, encourage, or cause any supplier of goods or services to the Company not to do business with or to reduce any part of its business with the Company; (iv) make any disparaging remarks about the Company or its business, services, products, affiliates, officers, directors or management employees, whether in writing, verbally, or on any online forum; and/or (v) as an employee, agent, partner, shareholder, member, investor, director, consultant, or otherwise assist any competitor of the Company to engage in any of the conduct described in sub-sections (i) – (iv) of this Section.

“Restricted Customer” means: (i) any customer of the Company with whom Executive had contact or communications at any time during the last 12 months of employment; (ii) any customer of the Company for whom Executive supervised the Company’s dealings at any time during the last 12 months of employment; (iii) any customer of the Company about whom Executive obtained any Proprietary Information during the last 12 months of employment; (iv) any prospective customer of the Company with whom Executive had contact or communications at any time during the last 12 months of employment; and (v) any prospective customer of the Company about whom Executive obtained any Proprietary Information during the last 12 months of employment.

(c) During the two (2) year period following the Separation Date, Executive shall not, directly or indirectly: (i) hire or engage as an employee or as an independent contractor any person employed by the Company; (ii) solicit or encourage any employee or independent contractor to leave his or her employment or engagement with the Company; and/or (iii) hire as an employee or engage as an independent contractor any person who was, at any point during the last 3 months prior to the Separation Date, an employee of the Company. Notwithstanding the foregoing, the Company agrees that the following shall not be deemed a violation of this subsection (c): (i) Executive responding to a request for a reference regarding any current or former employee of the Company from such current or former employee or from a third party, by providing a reference setting forth Executive’s personal views about such current or former employee, or (ii) solicitations or hirings through a general advertisement or similar process that are not directed specifically at employees, officers, directors, consultants or independent contractors of the Company.

(d) Executive acknowledges that employment with the Company created a privileged and confidential relationship, and that information concerning the business of the Company and its customers that is not in the public domain, nor available from sources other than the Company or its customers, including, but not limited to, fees, rates, sales data, customer and vendor lists, customer identities, customer accounts, web design needs, customer advertising needs and history, customer reports, customer proposals, trade secrets, product ideas, information and reports, formulas, algorithms, schematics, finances, methodologies, properties, analyses, summaries, notes, compilations, studies, methods of operation, procedures, processes, discoveries, inventions, concepts, accounts, billing methods, pricing, data, sources of supply, business methods, production or merchandising systems or plans, marketing, sales and business strategies and plans, operations, and information regarding employees, software in various states of development and related documentation, designs, drawings, design specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, training materials, templates, procedures, “know-how,” tools, copyrightable materials and other such information, as well as photo, electronic or other copies or reproductions, in whole or in part, of any of the foregoing, stored in whatever medium, including electronic or magnetic, (collectively, “Proprietary Information”), is confidential and/or proprietary in nature.

Executive agrees not to use any Proprietary Information, either directly or indirectly, that may be acquired or developed in connection with employment with the Company for Executive’s own benefit or for the benefit of others. In addition, Executive shall not, except as directed by the Company: (i) release, divulge, disclose, publish or communicate any Proprietary Information to any person whatsoever at any time, or (ii) misappropriate, copy, remove from its premises, or otherwise take documents, records, reports, or files, whether in hardcopy or electronic format, which contain any Proprietary Information.

These restrictions on use and disclosure of Proprietary Information shall not apply to information: (i) that was generally known or available to the public (other than by reason of any violation of this Agreement by Executive); (ii) that becomes generally known or available to the public (other than by reason of any violation of this Agreement) after the time of disclosure to the undersigned by the Company or any of its representatives; (iii) which was known or available to Executive prior to employment with the Company; (iv) that the Company agrees is free of such restrictions, but only if such agreement is in writing and to the extent of such written agreement; or (v) that is required to be disclosed by law, regulation, or the valid order of a court or other governmental body, but only to the extent required by such law, regulation, or order, and only if the undersigned first notifies the Company of the law, regulation, or order so as to permit the Company an opportunity to seek relief from disclosure.

2. The parties agree to the reasonableness of the restrictions, covenants and forfeiture provisions (whether or not so captioned) set forth in this Agreement and acknowledge that they have been negotiated at arms-lengths for fair and adequate consideration, and they agree that such restrictions, covenants and forfeiture provisions shall be legally enforceable. Executive agrees that the Company’s remedies at law for a breach of such restrictions, covenants or forfeiture provisions will be inadequate and that, in connection with any such breach, the Company will be entitled, in addition to any other available remedies, to temporary and permanent injunctive relief without the necessity of proving actual damage or immediate or irreparable harm or for posting a bond. Notwithstanding the foregoing, if any court shall determine such restrictions, covenants or forfeiture provisions to be unreasonable, the parties agree to the reformation of such restrictions by the court to limits which it finds to be reasonable and that the Employee will not assert that such restrictions, covenants or forfeiture provisions should be eliminated in their entirety by such court or that this Agreement should be null and void or voidable. Additional rights for the Company related to a breach of this Agreement are set forth in Section 4 of the Separation Agreement.

3. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

4. To the extent the Company disposes of or otherwise ceases to be engaged in a business line or trade lane, the restrictions set forth in Section 1(a) of this Agreement shall cease to apply to such business line or trade lane.

5. Should the Company fail to make the payments as set forth in Section 3 of the Separation Agreement and the Company has failed to remedy such breach within thirty (30) days after receiving written notification, then in addition to any other remedies available to Executive, Sections 1(a)-(c) of this Agreement shall terminate.

6. This Agreement shall be governed by the laws of the State of North Carolina, without regard to the conflict of laws principles of any jurisdiction.

/s/ BRIAN W. TAYLOR	November 8, 2012
Brian W. Taylor	Date

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